Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES

SECOND QUARTER 2017 FINANCIAL RESULTS

TOANO, Va., August 1, 2017 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the second quarter and six months ended June 30, 2017.

Second Quarter Results

Net sales for the second quarter of 2017 increased $25.4 million, or 10.7%, to $263.5 million from $238.1 million in the second quarter of 2016. Net sales in comparable stores increased $21 million, or 8.8%, driven by a 5.3% increase in the number of customers invoiced and a 3.5% increase in the average sale. Merchandise sales in comparable stores grew 6.1% in the quarter. Net sales in non-comparable stores increased $4.4 million. The Company did not open any stores during the second quarter of 2017, so total store count remained at 385 as of June 30, 2017.

Gross profit increased 38.1% in the second quarter of 2017 to $97.5 million from $70.6 million in the comparable period in 2016. Gross margin increased to 37% in the second quarter of 2017 from 29.7% in the second quarter of 2016. During the quarter ended June 30, 2017, gross margin was favorably impacted by a combined total of $3.8 million due to revisions to anti-dumping rates ($2.8 million) and a reduction of $1 million in the reserve for the Company’s Air Quality Testing Program. The three months ended June 30, 2016 were negatively impacted by $5.5 million in estimated anti-dumping charges and $3.3 million for the Company’s Air Quality Testing Program. Excluding these costs from both years, which are summarized in the table below, the 220 basis points improvement from 2016 was due to increases in the sales mix of manufactured products such as vinyl and ancillary products, both of which have higher gross margins, and lower transportation costs. These benefits were offset by higher installation sales that have slightly lower gross margins.

SG&A expenses increased 2.7% in the second quarter of 2017 to $92.3 million from $89.9 million in the comparable period in 2016, including legal and professional fees as well as settlement expenses in connection with the Company’s defense of various legal and regulatory matters. These legal and professional fees were down in the three months ended June 30, 2017 as compared to the comparable period in the prior year and will continue to fluctuate in line with case activity until the outstanding legal matters are resolved. These items are described in a supplemental table in the SG&A section below. Excluding these items from both periods, SG&A increased $7.5 million in the three months ended June 30, 2017 as compared to the year-ago period, primarily driven by a $3.9 million increase in payroll due to greater store level staffing, the development of the Company’s Installations and Pro Sales teams, and investments in corporate capabilities, a $1 million increase in advertising, and a $2 million increase in other operating expenses.

Net income for the three months ended June 30, 2017 was $4.5 million, resulting in income of $0.16 per diluted share, compared to a net loss of $12.2 million, resulting in a loss of $0.45 per diluted share, during the prior-year period.

At June 30, 2017, the Company had approximately $83 million in immediate liquidity, comprised of cash and cash equivalents and availability under its revolving credit facility, but not including its income tax refund of $29 million that was received in July 2017. The Company had $57 million outstanding on its revolving credit facility at June 30, 2017.

Dennis Knowles, Chief Executive Officer, commented, “In the quarter, we saw positive results in net revenues, comparable store sales and customer traffic, in addition to gross margin expansion which drove positive operating results. Customers have responded to the investments that we made to broaden and strengthen our assortment with innovative products, while also ensuring the right mix of those products were available in our stores. Although we are pleased with the results in the quarter, we still have work to do. Our management team is confident in the potential of our business, and remains dedicated to carrying out the long-term strategy of the Company. We believe that by continuing to work our plan, we will position the Company for long-term profitability and growth.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on August 1, 2017, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through August 8, 2017 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13665975. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

With 385 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate, resilient vinyl and wood-look ceramic tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding legal matters and settlement discussions, the terms of and compliance with the Plea Agreement with the Department of Justice (the “Plea Agreement”) and the associated environmental compliance plan (the “Lacey Compliance Plan”), the Company’s ability to borrow under its asset-based revolving credit facility, elevated levels of legal and professional fees, costs associated with the Products Liability Cases, costs associated with antidumping and countervailing duties, levels of payroll and stock-based compensation expense, sales growth, comparable store net sales, number of stores providing installation services, impact of cannibalization, impact of inflation, price changes, inventory availability and inventory per store, inventory valuation, earnings performance, margins, return on invested capital, advertising costs, costs to administer the Company’s indoor air quality testing program, intention to conduct additional investigation and reviews in connection with certain consumers’ indoor air quality tests, strategic direction, the scale of the expansion of and transition to the Company’s laminate products sourced from Europe and North America, supply chain, the demand for the Company’s products, benefits from an improving housing market, volatility in the housing market; construction of engineered hardwood as to not be subject to anti-dumping and countervailing duties, ultimate resolution of governmental investigations, and store openings and remodels. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rate; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the ability to retain and motivate Company employees; the availability of sufficient suitable hardwood; the impact on the Company if the Company is unable to maintain quality control over its products; the cost and effect on the Company’s reputation of, and consumers’ purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China; the terms of and compliance with the voluntary measures associated with the settlement agreement with the California Air Resources Board; the terms of and compliance with the corrective action plan associated with the settlement agreement with the Consumer Product Safety Commission; changes in international trade laws and treaties; the Company’s suppliers’ ability to meet its quality assurance requirements; disruption in the Company’s suppliers’ abilities to supply needed inventory; the impact on the Company’s business of its expansion of laminate products sourced from Europe and North America and the flooring industry’s demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company’s indoor air quality testing program; the ability to collect necessary additional information from applicable customers in connection with indoor air quality test results; changes in business and consumer spending and the demand for the Company’s products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the Company’s ability to offset the effects of the rate of inflation, if higher than expected; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company’s products; the duration, costs and outcome of pending or potential litigation or governmental investigations; ability to successfully and timely implement the Lacey Compliance Plan; ability to make timely payments pursuant to the terms of the Plea Agreement; ability to borrow under its asset-based revolving credit facility; ability to reach an appropriate resolution in connection with the governmental investigations; uncertainty regarding the disposition of the laminate flooring sourced from China and costs and/or benefits associated with such disposal; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2016.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except per share data)

	June 30,	December 31,
	2017	2016
Assets
Current Assets:
Cash and Cash Equivalents	$7,639	$10,271
Merchandise Inventories	275,142	301,892
Prepaid Expenses	9,817	5,367
Refundable Income Taxes	29,620	31,429
Other Current Assets	2,865	5,346
Total Current Assets	325,083	354,305
Property and Equipment, net	108,703	115,004
Goodwill	9,693	9,693
Other Assets	5,395	3,542
Total Assets	$448,874	$482,544

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$67,570	$120,647
Customer Deposits and Store Credits	38,156	32,639
Accrued Compensation	8,114	9,193
Sales Tax Liabilities	4,203	4,249
Other Current Liabilities	40,625	19,984
Total Current Liabilities	158,668	186,712
Revolving Credit Facility	57,000	40,000
Deferred Tax Liability	2,788	3,798
Other Long-Term Liabilities	18,604	21,142
Total Liabilities	237,060	251,652

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 31,297 and 31,102 shares issued and 28,414 and 28,249 shares outstanding, respectively)	31	31
Treasury Stock, at cost (2,883 and 2,853 shares, respectively)	(140,043)	(139,420)
Additional Paid-in Capital	206,030	202,700
Retained Earnings	147,140	169,037
Accumulated Other Comprehensive Loss	(1,344)	(1,456)
Total Stockholders’ Equity	211,814	230,892
Total Liabilities and Stockholders’ Equity	$448,874	$482,544

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net Sales	$263,500	$238,092	$511,889	$471,605
Cost of Sales	166,044	167,508	327,634	324,912
Gross Profit	97,456	70,584	184,255	146,693
Selling, General and Administrative Expenses	92,336	89,900	204,550	207,136
Operating Income (Loss)	5,120	(19,316)	(20,295)	(60,443)
Other Expense	516	131	1,028	282
Income (Loss) Before Income Taxes	4,604	(19,447)	(21,323)	(60,725)
Income Tax Expense (Benefit)	129	(7,217)	574	(16,093)
Net Income (Loss)	$4,475	$(12,230)	$(21,897)	$(44,632)
Net Income (Loss) per Common Share—Basic	$0.16	$(0.45)	$(0.77)	$(1.65)
Net Income (Loss) per Common Share—Diluted	$0.16	$(0.45)	$(0.77)	$(1.65)
Weighted Average Common Shares Outstanding:
Basic	28,394	27,108	28,342	27,100
Diluted	28,697	27,108	28,342	27,100

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended
	June 30,
	2017	2016
Cash Flows from Operating Activities:
Net Loss	$(21,897)	$(44,632)
Adjustments to Reconcile Net Loss:
Depreciation and Amortization	8,716	8,867
Stock-based Compensation Expense	2,469	3,085
Stock-based Portion of Provision for Securities Class Action	—	15,420
Changes in Operating Assets and Liabilities:
Merchandise Inventories	25,942	(11,308)
Accounts Payable	(51,601)	16,860
Customer Deposits and Store Credits	5,617	(2,692)
Prepaid Expenses and Other Current Assets	3,110	(40,643)
Accrual for Multidistrict Litigation	18,000	—
Other Assets and Liabilities	(7,112)	31,318
Net Cash Used in Operating Activities	(16,756)	(23,725)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(3,847)	(3,834)
Other Investing Activities	250	575
Net Cash Used in Investing Activities	(3,597)	(3,259)
Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	35,000	17,000
Payments on Revolving Credit Facility	(18,000)	(5,000)
Payments on Capital Lease Obligations	(237)	—
Other Financing Activities	321	114
Net Cash Provided by Financing Activities	17,084	12,114
Effect of Exchange Rates on Cash and Cash Equivalents	637	899
Net Decrease in Cash and Cash Equivalents	(2,632)	(13,971)
Cash and Cash Equivalents, Beginning of Period	10,271	26,703
Cash and Cash Equivalents, End of Period	$7,639	$12,732

Supplemental disclosure of non-cash operating and financing activities:
Installment payment of insurance premiums	$1,346	$—

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(Unaudited, in thousands)

Items impacting gross margin with comparisons to the prior-year period include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Antidumping (Income) Charges [1]	$(2,797)	$5,450	$(2,797)	$5,450
Indoor Air Quality Testing Program [2]	(993)	3,292	(993)	6,187
Total	$(3,790)	$8,742	$(3,790)	$11,637

1 We recognized countervailing and antidumping income of $2.8 million and costs of $5.5 million associated with applicable shipments of engineered hardwood from China for the three months ended June 30, 2017 and 2016, respectively.

2 In the second quarter 2017, we reduced the reserve for estimated costs to be incurred related to our indoor air quality testing program by approximately $1 million. During the quarter ended June 30, 2016, we initially established a reserve of $3.6 million representing our best estimate of costs to be incurred in the future periods to service this program. This reserve is recorded in other current liabilities in the condensed consolidated balance sheet.

Items impacting SG&A with comparisons to the prior-year period include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Multidistrict Litigation [1]	$-	$-	$18,000	$-
Legal and Professional Fees [2]	3,553	8,294	5,897	18,708
Securities Class Action [3]	-	(600)	-	15,420
All Other [4]	-	945	-	2,220
Total	$3,553	$8,639	$23,897	$36,348

[1] This amount represents the charge to earnings related to our offer to settle our MDL and Abrasion MDL, which is described more fully in Note 7 to the condensed consolidated financial statements.

[2] Represents charges to earnings related to our defense of various significant legal actions during the period. This does not include all legal costs incurred by the Company.

[3] This amount represents the net charge to earnings related to the stock-based element of our 2016 settlement in the securities class action lawsuit.

[4] All Other primarily relates to various payroll factors, including our retention initiatives, and the net impact of the CARB and Prop 65 settlements in 2016.